EXHIBIT 99.1

For Immediate Release

AAM Reports Third Quarter 2014 Financial Results

Detroit, Michigan, October 31, 2014 -- American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported its financial results for the third quarter 2014.
Third Quarter 2014 Results

•	Third quarter 2014 sales of $950.8 million, up 15.8% on a year-over-year basis

•	Non-GM sales grew 26.5% on a year-over-year basis to $296.8 million

•	Gross profit of $149.1 million, or 15.7% of sales

•	Operating income of $85.1 million, or 9.0% of sales

•	Net income of $48.6 million, or $0.63 per share

•	EBITDA (earnings before interest, taxes, depreciation and amortization) of $136.1 million or approximately 14.3% of sales
AAM's net income in the third quarter of 2014 was $48.6 million, or $0.63 per share. This compares to a net income of $31.6 million, or $0.41 per share in the third quarter of 2013.
“In the third quarter of 2014, AAM’s financial results were highlighted by strong cash flow and solid profitability driven by continued sales growth and improvements in operational stability and productivity.  Based on our progress through the first three quarters of the year, AAM is on track to deliver more than $100 million of positive free cash flow for the full year 2014,” said David C. Dauch, AAM’s Chairman, President & Chief Executive Officer.  “AAM’s improved free cash flow execution is helping to reduce our balance sheet leverage and is strengthening our ability to invest in the continued development of innovative new product, process and systems technologies designed to provide our customers with measurable gains in fuel efficiency and power density, as well as improved safety, ride and handling performance.”
Net sales in the third quarter of 2014 increased approximately 15.8% on a year-over-year basis to $950.8 million as compared to $820.8 million in the third quarter of 2013. Non-GM sales were up 26.5% in the quarter to $296.8 million as compared to $234.7 million in the third quarter of 2013.
AAM's net sales in the first nine months of 2014 increased by 16% to $2.76 billion as compared to $2.38 billion in the first nine months of 2013. Non-GM sales in the first nine months of 2014 increased approximately 36.5% on a year-over-year basis to $882.7 million as compared to $646.6 million in the first nine months of 2013.
AAM's content-per-vehicle is measured by the dollar value of its product sales supporting our customers' North American light truck and SUV programs. In the third quarter of 2014, AAM's content-per-vehicle increased to $1,676 as compared to $1,560 in the third quarter of 2013 and $1,640 in the second quarter of 2014.
AAM's gross profit in the third quarter of 2014 increased 19.0% on a year-over-year basis to $149.1 million as compared to $125.3 million in the third quarter of 2013. Gross margin was 15.7% in the third quarter of 2014 as compared to 15.3% in the third quarter of 2013.
AAM's gross profit for the first nine months of 2014 increased 19.4% on a year-over-year basis to $420.0 million as compared to $351.8 million in the first nine months of 2013. Gross margin was 15.2% in the first nine months of 2014 as compared to 14.8% in the first nine months of 2013.
AAM's SG&A expense in the third quarter of 2014 was $64.0 million, or 6.7% of sales, as compared to $57.8 million, or 7.0% of sales, in the third quarter of 2013. AAM's R&D expense in the third quarter of 2014 was $26.4 million as compared to $23.6 million in the third quarter of 2013.
In the first nine months of 2014, AAM's SG&A expense was $182.6 million, or 6.6% of sales, as compared to $177.9 million, or 7.5% of sales, for the first nine months of 2013. AAM's R&D expense decreased $2.8 million in the first nine months of 2014 on a year-over-year basis to $76.6 million compared to $79.4 million in the first nine months of 2013.

In the third quarter of 2014, AAM's operating income increased 26.1% to $85.1 million as compared to $67.5 million in the third quarter of 2013. Operating margin was 9.0% in the third quarter of 2014 as compared to 8.2% in the third quarter of 2013.
AAM's operating income in the first nine months of 2014 increased by 63.5 million to $237.4 million as compared to $173.9 million in the first nine months of 2013. Operating margin was 8.6% in the first nine months of 2014 as compared to 7.3% in the first nine months of 2013.
In the third quarter of 2014, AAM's net income was $48.6 million or $0.63 per share. This compares to net income of $31.6 million or $0.41 per share in the third quarter of 2013.
AAM defines EBITDA to be earnings before interest, taxes, depreciation and amortization. In the third quarter of 2014, AAM's EBITDA was $136.1 million or 14.3% of sales. In the first nine months of 2014, AAM's EBITDA was $385.3 million or 14.0% of sales.
AAM defines free cash flow to be net cash provided by (used in) operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment and the sale-leaseback of equipment.
Net cash provided by operating activities for the third quarter of 2014 was $149.2 million. Capital spending, net of proceeds from the sale of property, plant and equipment and the sale-leaseback of equipment, for the third quarter of 2014 was $52.3 million. Reflecting the impact of this activity, AAM generated free cash flow of $96.9 million for the third quarter of 2014.
Net cash provided by operating activities for the first nine months of 2014 was $231.6 million. Capital spending, net of proceeds from the sale of property, plant and equipment and the sale-leaseback of equipment, for the first nine months of 2014 was $147.7 million. Reflecting the impact of this activity, AAM generated free cash flow of $83.9 million in the first nine months of 2014.
A conference call to review AAM's third quarter 2014 results is scheduled today at 10:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM's investor web site at http://investor.aam.com or calling (855) 681-2072 from the United States or (973) 200-3383 from outside the United States. A replay will be available from 1:00 p.m. ET on October 31, 2014 until 5:00 p.m. ET November 7, 2014 by dialing (855) 859-2056 from the United States or (404) 537-3406 from outside the United States. When prompted, callers should enter conference reservation number 34605138.
Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.

AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles, passenger cars, crossover vehicles and commercial vehicles. In addition to locations in the United States (Michigan, Ohio, Pennsylvania and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, Scotland, South Korea, Sweden and Thailand.

In this earnings release, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and relate to trends and events that may affect our future financial position and operating results. The terms such as “will,” “may,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “project,” “target,” and similar words or expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: reduced purchases of our products by General Motors Company (GM), Chrysler Group LLC (Chrysler) or other customers; reduced demand for our customers' products (particularly light trucks and sport utility vehicles (SUVs) produced by GM and Chrysler); our ability or our customers' and suppliers' ability to successfully launch new product programs on a timely basis; our ability to realize the expected revenues from our new and incremental business backlog; our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to attract new customers and programs for new products; our ability to respond to changes in technology, increased competition or pricing pressures; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; supply shortages or price increases in raw materials, utilities or other operating supplies for us or our customers as a result of natural disasters or otherwise; global economic conditions, including the impact of the continued market weakness in the Euro-zone; risks inherent in our international operations (including adverse changes in political stability, taxes and other law changes, potential disruptions of production and supply, and currency rate fluctuations); liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party, or the impact of product recall or field actions on our customers; price volatility in, or reduced availability of, fuel; our ability to successfully implement upgrades to our enterprise resource planning systems; our ability to maintain satisfactory labor relations and avoid work stoppages; our suppliers', our customers' and their suppliers' ability to maintain satisfactory labor relations and avoid work stoppages; our ability to attract and retain key associates; availability of financing for working capital, capital expenditures, research and development (R&D) or other general corporate purposes, including our ability to comply with financial covenants; our customers' and suppliers' availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental laws and regulations or risks of environmental issues that could result in unforeseen costs at our facilities; adverse changes in laws, government regulations or market conditions affecting our products or our customers' products (such as the Corporate Average Fuel Economy (CAFE) regulations); our ability to consummate and integrate acquisitions and joint ventures; our ability or our customers' and suppliers' ability to comply with the Dodd-Frank Act and other regulatory requirements and the potential costs of such compliance; and other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

# # #

For more information...

Christopher M. Son
Director, Investor Relations,
Corporate Communications and Marketing
(313) 758-4814
chris.son@aam.com

Vitalie Stelea
Manager, Investor Relations
(313) 758-4635
vitalie.stelea@aam.com

Or visit the AAM website at www.aam.com.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	(in millions, except per share data)		(in millions, except per share data)

Net sales	$950.8	$820.8	$2,756.5	$2,376.0

Cost of goods sold	801.7	695.5	2,336.5	2,024.2

Gross profit	149.1	125.3	420.0	351.8

Selling, general and administrative expenses	64.0	57.8	182.6	177.9

Operating income	85.1	67.5	237.4	173.9

Interest expense	(25.1)	(30.0)	(75.2)	(87.9)

Investment income	0.7	0.1	1.3	0.4

Other income (expense)
Debt refinancing and redemption costs	—	—	—	(11.2)
Other, net	(0.8)	0.1	0.5	(1.4)

Income before income taxes	59.9	37.7	164.0	73.8

Income tax expense	11.3	6.1	29.6	9.1

Net income	$48.6	$31.6	$134.4	$64.7

Diluted earnings per share	$0.63	$0.41	$1.74	$0.84

Diluted shares outstanding	77.6	77.0	77.4	76.7

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	(in millions)

Net income	$48.6	$31.6	$134.4	$64.7

Other comprehensive income (loss), net of tax
Defined benefit plans, net of tax (a)	0.6	15.1	6.3	15.7
Foreign currency translation adjustments	(23.3)	2.5	(11.9)	(14.3)
Change in derivatives	(2.5)	(0.6)	(1.1)	(2.2)
Other comprehensive income (loss )	(25.2)	17.0	(6.7)	(0.8)

Comprehensive income	$23.4	$48.6	$127.7	$63.9

_______________________________________

(a)
Amounts are net of tax of $(0.2) million and $(3.1) million for the three and nine months ended September 30, 2014, respectively, and $(7.9) million and $(8.0) million for the three and nine months ended September 30, 2013, respectively.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2014	December 31, 2013
	(in millions)
ASSETS
Assets
Cash and cash equivalents	$219.0	$154.0
Accounts receivable, net	600.2	458.5
Inventories, net	249.2	261.8
Prepaid expenses and other current assets	108.5	123.5
Total current assets	1,176.9	997.8

Property, plant and equipment, net	1,066.7	1,058.5
Deferred income taxes	327.7	341.8
Goodwill	155.6	156.4
GM postretirement cost sharing asset	233.9	242.0
Other assets and deferred charges	264.8	232.5
Total assets	$3,225.6	$3,029.0

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities and Stockholders' Equity
Current portion of long-term debt	$17.1	$—
Accounts payable	496.3	445.8
Accrued compensation and benefits	102.7	110.1
Deferred revenue	22.2	17.0
Accrued expenses and other current liabilities	100.2	94.2
Total current liabilities	738.5	667.1

Long-term debt	1,525.5	1,559.1
Deferred revenue	101.4	76.4
Postretirement benefits and other long-term liabilities	690.9	692.8
Total liabilities	3,056.3	2,995.4

Total stockholders' equity	169.3	33.6
Total liabilities and stockholders' equity	$3,225.6	$3,029.0

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	(in millions)		(in millions)
Operating Activities
Net income	$48.6	$31.6	$134.4	$64.7
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	51.1	45.7	146.1	129.4
Other	49.5	(8.2)	(48.9)	(91.8)
Net cash provided by operating activities	149.2	69.1	231.6	102.3

Investing Activities
Purchases of property, plant & equipment	(52.5)	(56.7)	(156.2)	(178.2)
Proceeds from sale of property, plant & equipment	0.2	0.9	8.5	5.8
Proceeds from sale-leaseback of equipment	—	7.5	—	23.5
Net cash used in investing activities	(52.3)	(48.3)	(147.7)	(148.9)

Financing Activities
Net increase (decrease) in long-term debt	(3.3)	25.1	(16.7)	115.8
Debt issuance costs	—	(6.3)	(0.3)	(12.9)
Employee stock option exercises	—	—	1.2	0.8
Purchase of treasury stock	—	(0.3)	(0.3)	(0.4)
Net cash provided by (used in) financing activities	(3.3)	18.5	(16.1)	103.3

Effect of exchange rate changes on cash	(3.5)	0.4	(2.8)	(0.5)

Net increase in cash and cash equivalents	90.1	39.7	65.0	56.2

Cash and cash equivalents at beginning of period	128.9	78.9	154.0	62.4

Cash and cash equivalents at end of period	$219.0	$118.6	$219.0	$118.6

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA) and adjusted EBITDA(a)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	(in millions)		(in millions)

Net income	$48.6	$31.6	$134.4	$64.7
Interest expense	25.1	30.0	75.2	87.9
Income tax expense	11.3	6.1	29.6	9.1
Depreciation and amortization	51.1	45.7	146.1	129.4

EBITDA	136.1	113.4	385.3	291.1

Debt refinancing and redemption costs	—	—	—	11.2
Other special charges(b)	—	5.8	—	5.8

ADJUSTED EBITDA	$136.1	$119.2	$385.3	$308.1

Net debt(c) to capital

	September 30, 2014	December 31, 2013
	(in millions, except percentages)

Total debt	$1,542.6	$1,559.1
Less: cash and cash equivalents	219.0	154.0

Net debt at end of period	1,323.6	1,405.1

Stockholders' equity	169.3	33.6

Total invested capital at end of period	$1,492.9	$1,438.7

Net debt to capital(d)	88.7%	97.7%

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.

Free Cash Flow(e)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	(in millions)		(in millions)

Net cash provided by operating activities	$149.2	$69.1	$231.6	$102.3

Less: Purchases of property, plant & equipment, net of proceeds from sale of property, plant & equipment and sale-leaseback of equipment	(52.3)	(48.3)	(147.7)	(148.9)

Free cash flow	$96.9	$20.8	$83.9	$(46.6)

________________________________________

(a)
We define EBITDA to be earnings before interest, income taxes, depreciation and amortization. We believe that EBITDA is a meaningful measure of performance as it is commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA differently.

(b)
Special charges of $5.8 million for the three and nine months ended September 30, 2013 primarily relate to a net charge of $5.3 million related to the acceleration of expense for stock-based compensation and other benefits earned and vested due to the passing of our Co-Founder and Executive Chairman of the Board of Directors and $0.5 million for the settlement of a National Labor Relations Board proceeding related to the closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility.

(c)	Net debt is equal to total debt less cash and cash equivalents.

(d)
Net debt to capital is equal to net debt divided by the sum of stockholders' equity and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

(e)
We define free cash flow as net cash provided by (used in) operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment and the sale-leaseback of equipment.  For purposes of calculating free cash flow, AAM excludes the impact of purchase buyouts of leased equipment, if any. We believe free cash flow is a meaningful measure as it is commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Free cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate free cash flow differently.